Exhibit (3)(ii)

Article II, Section 3 of the Bylaws is amended to read, in its entirety, as follows:

Section 3. Qualifications. The members of the Board of Directors need not be residents of the State of West Virginia. No Board member, duly qualified and elected by the shareholders to serve a term upon the Board of Directors will be required to retire from the Board upon reaching the age of 70. However, no nominee may stand for election to the Board of Directors if he or she shall attain age 70 prior to the date of the annual meeting. Beginning on January 1, 2005, each member of the Board of Directors shall complete a minimum of eight hours of continuing education annually, the sponsors and curriculum of which shall be approved by the Board of Directors. After December 31, 2005, any Director subject to this requirement who fails to complete the mandatory continuing education for the previous year shall have payment of their Board fees suspended until such continuing education is accomplished. For good cause shown, the Board of Directors may, in individual cases involving undue hardship or extenuating circumstances, grant conditional, partial, or complete exemptions of these minimum continuing education requirements. Any such exemption shall be reviewed by the Board of Directors at least once during each year, unless a lifetime conditional exemption has been granted. One hour of credit may be obtained for each period of fifty minutes of instruction attended in an approved course or by means of videocassette, videotape, audiocassette, or DVD instruction, provided that such instruction is approved by the Board of Directors. The Board of Directors may designate providers or courses which are presumptively approved.

Beginning on January 1, 2006, each member of the Board of Directors must attest that he or she is in compliance with the Company's Ethics Policy. After January 1, 2006, any Director subject to this requirement who fails to adhere to the Ethics Policy or attest to his or her adherence of the Ethics Policy shall have payment of Board fees suspended until he or she has made an attestation and are in compliance with the Ethics Policy.

Exhibit (3)(ii)

Section 18 of Article II of the Bylaws was adopted and reads, in its entirety, as follows:

Section 18. Tie Votes. In the event that a vote which is duly brought before the Board of Directors at a meeting at which a quorum is present results in a tie vote, the vote of the Chairman o9f the Company or his duly appointed delegate (who shall also be a Directors) shall be counted twice.